For Immediate Release
For more information, contact:
Gregg J. Wagner, President and CEO
215-256-8851, ext. 2391

HARLEYSVILLE NATIONAL CORPORATION ANNOUNCES APPOINTMENT OF GREGG J. WAGNER TO THE POSITION OF CHIEF EXECUTIVE OFFICER

MICHAEL HIGH ASSUMES ROLE OF CHIEF OPERATING OFFICER

Harleysville, PA, April 4, 2005 /PRNewswire-FirstCall/ -- Harleysville National Corporation (Nasdaq: HNBC) ("HNC") announced Friday the appointment of Gregg J. Wagner, president and chief operating officer, to the position of president and chief executive officer. In addition, Michael High, who previously served as executive vice president and chief financial officer, has assumed the role of executive vice president and chief operating officer. High will retain the title of chief financial officer until a replacement is hired.

  These appointments are part of the succession plan announced at the HNC board of directors meeting in November 2004, following the announcement earlier in that year of Walter E. Daller, Jr.’s retirement from active management of the Company as CEO effective March 31, 2005. Effective April 1, Daller serves as a board member and Chairman of both the corporation and the bank.

Wagner stated, “I am very proud to be a part of a company that is dedicated to offering exceptional service to its customers, has a highly qualified, proven management team and strives to provide superior performance for our shareholders. Our commitment to the bottom line remains our highest priority and I look forward to working closely with the board of directors to continue to build shareholder value.”

Harleysville National Corporation, with assets in excess of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust services are furnished by Millennium Wealth Management & Private Banking, a division of HNB, with assets under management exceeding $1.5 billion. Cumberland Advisors, Inc., an SEC registered investment advisor specializing in fixed-income money management and equities using exchange-traded funds is also a part of Millennium Wealth Management & Private Banking. Harleysville National Corporation stock is traded under the symbol, “HNBC” and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC website at www.hncbank.com.